EXHIBIT 1

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the statements to the Amendment No.1 to
Schedule 13D with respect to the shares of common stock, $.01 par value per share, of Mothers Work, Inc., dated December 23, 1996, is, and any further amendments to such Schedule 13D signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.


Dated:  December 23, 1996



EPISODE USA, INC.                         SC FANG & SONS (HOLDINGS)
                                          LIMITED


By: /s/ Lita Chow                         By: /s/ Kenneth Fang
    --------------------------                ----------------------------
    Name: Lita Chow                           Name: Kenneth Fang
    Title: President                          Title: Director